Exhibit 10(n)

SUMMARY OF DIRECTORS’ COMPENSATION

Effective January 1, 2018, compensation paid to non-employee directors of A. O. Smith Corporation is as follows: Directors will receive a cash annual retainer of $65,000, paid in quarterly amounts of $16,250. The lead director retainer of $20,000 annually remains unchanged. Each Personnel and Compensation Committee and Investment Policy Committee member receives an annual retainer of $13,000, paid quarterly, and each member of the Nominating and Governance Committee receives $10,500 annually, with the Chairperson of each of these Committees receiving an additional $7,000 annual retainer. Each Audit committee member receives an annual retainer of $22,000, paid quarterly with the Chairperson receiving an additional $5,000 annual retainer. The award of shares of Common Stock to each director remained unchanged. Each director receives Common Stock with a market value of $125,000 on the date of the award. The retainers were calculated to be comparable to the directors’ total compensation under the previous system, while simplifying record keeping and reporting.